Exhibit 4.2

THIS CONVERTIBLE PROMISSORY NOTE AND ANY SECURITIES WHICH MAY BECOME ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE. NEITHER THIS PROMISSORY NOTE, NOR ANY PORTION THEREOF, NOR ANY INTEREST THEREIN, MAY BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND SUCH STATE LAWS.

CONVERTIBLE PROMISSORY NOTE

$5,925,603	July 16, 2004

FOR VALUE RECEIVED, the undersigned, VERTICALNET, INC., a Pennsylvania corporation (“Maker”), intending to be legally bound, hereby promises to pay to FBR INVESTMENT MANAGEMENT, INC. (“Payee”), in his capacity as the Stockholders’ Representative of the stockholders of B2eMarkets, Inc., a Delaware corporation (“B2e”), the principal amount of Five Million Nine Hundred Twenty-Five Thousand Six Hundred Three ($5,925,603), together with interest accrued thereon, upon the terms and conditions specified herein.

This Convertible Promissory Note (this “Note”) is issued by Maker pursuant to that certain Agreement of Merger dated of even date herewith by and among Maker, Popcorn Acquisition Sub, Inc., a Delaware corporation, and B2e (the “Merger Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

This Note will be registered on the books of Maker or its agent as to principal and interest. This Note may not be assigned or transferred by Payee without the prior written consent of Maker. Any attempted assignment or transfer of this Note in violation of the foregoing shall be void ab initio.

1. Payments of Interest and Principal.

(a) Interest. The outstanding principal balance of this Note shall bear interest at a per annum rate equal to eight percent (8%). Interest shall be calculated on the basis of the actual number of days elapsed over a year of 365 days. Interest on the outstanding principal amount of this Note shall be payable quarterly on each of March 31, June 30, September 30 and December 31 (or the next succeeding Business Day, if any such date is not a Business Day) (each a “Quarterly Payment Date”), commencing on September 30, 2004; provided, however, that Maker may elect to forego making any interest payment hereunder, in which case the interest payable on a Quarterly Payment Date shall be added to the outstanding principal amount of this Note.

(b) Principal Balance. Provided that this Note has not been converted into shares of Maker’s common stock, par value $0.01 per share (“Maker Common Stock”), and provided that a Change of Control has not occurred, fifty percent (50%) of the outstanding principal amount of this Note shall be payable on the third anniversary of the Closing Date and the remaining outstanding principal amount and any remaining interest accrued thereon shall be payable on the fourth anniversary of the Closing Date. Upon a Change of Control, the outstanding principal amount and any interest accrued thereon shall automatically be declared immediately due and payable in full. For purposes of this Note, “Change in

Control” shall mean any of the following: (i) a merger, consolidation or other business combination or transaction to which Maker is a party which results in the shareholders of Maker immediately prior to the effective date of such merger, consolidation or other business combination or transaction holding less than 50% of the voting power of the surviving entity or acquiring entity following such merger, consolidation or other business combination or transaction; (ii) an acquisition by any person, entity or group of 50% or more of the voting power of all classes of capital stock of Maker; or (iii) a sale of all or substantially all of the assets of Maker.

(c) Manner of Payment. Any payments required to be made hereunder shall be made in lawful money of the United States of America via wire transfer of immediately available funds or certified check at the business office of Payee or at such place as Payee shall have designated in writing to Maker.

(d) Prepayment. This Note may be prepaid in whole or in part at any time, without penalty or premium. Any prepayments shall be applied first to accrued and unpaid interest and then to the unpaid principal amount of this Note.

2. Conversion.

(a) Conversion Privilege. Subject to and upon compliance with the terms and provisions of this Note, at any time from and after the Shareholder Approval Date (as defined in Section 3) the entire unpaid principal amount of this Note and any accrued but unpaid interest thereon may, at the option of Payee or Maker, in its sole discretion, be converted into a number shares of Maker Common Stock (the “Conversion Shares”) equal to the quotient of (i) the entire unpaid principal amount of this Note and any accrued but unpaid interest thereon, divided by (ii) $2.00922 (the “Conversion Price”).

(b) Manner of Exercise of Conversion Privilege.

(i) Payee Conversion. To exercise the conversion privilege set forth in Section 2(a), Payee shall surrender this Note, together with a written conversion notice (the “Payee Conversion Notice”), to Maker at the address set forth in Section 16(e), which notice shall set forth the name and address of each Person to receive Conversion Shares in connection with such conversion (a “Recipient”) and each Recipient’s pro rata share of the total number of Conversion Shares (less the Escrow Shares) to be issued upon such conversion. This Note shall be deemed to have been converted immediately prior to the close of business on the date of delivery of this Note and the Payee Conversion Notice, even if Maker’s stock transfer books are on that date closed, and each Recipient designated to receive Conversion Shares in the Payee Conversion Notice shall be treated for all purposes as the record holder of the Conversion Shares deliverable to such Recipient upon such conversion (less such Recipient’s pro rata share of the Escrow Shares) as of the close of business on such date. Promptly after receipt by Maker of this Note and the Payee Conversion Notice, Maker shall issue and deliver or cause to be issued and delivered to each Recipient a certificate or certificates for the number of Conversion Shares due to such Recipient on such conversion (less such Recipient’s pro rata share of the Escrow Shares) as set forth in the Payee Conversion Notice.

(ii) Maker Conversion. To exercise the conversion privilege set forth in Section 2(a), Maker shall deliver a written conversion notice to Payee at the address set forth in Section 16(e) (the “Maker Conversion Notice”), which notice shall set forth the date upon which the conversion will be effective (the “Conversion Date”). Within 10 days of receiving the Maker Conversion Notice, Payee shall surrender this Note to Maker and deliver to Maker a written notice (the “Payee Response Notice”) setting forth the name and address of each Recipient and each Recipient’s pro rata share of the total number of Conversion Shares (less the Escrow Shares) to be issued upon conversion. This Note shall be deemed to have been converted immediately prior to the close of business on the Conversion Date, even if Maker’s stock transfer books are on that date closed, and each Recipient designated to receive Conversion Shares in the Payee Response Notice shall be treated for all purposes as the record holder of the Conversion Shares deliverable to such Recipient upon such conversion (less such Recipient’s pro rata share of the Escrow Shares) as of the close of business on the Conversion Date. Promptly after receipt by Maker of this Note and the Payee Response Notice, Maker shall issue and deliver or cause to be issued and delivered to each Recipient a certificate or certificates for the number of Conversion Shares due to such Recipient on such conversion (less such Recipient’s pro rata share of the Escrow Shares) as set forth in the Payee Response Notice.

(c) Fractional Shares. No fractional shares of Maker Common Stock shall be issued upon conversion of this Note. All fractional shares of Maker Common Stock that a Recipient would otherwise be entitled to receive as a result of the conversion of this Note shall be aggregated and if a fractional share of Maker Common Stock results from such aggregation, the Recipient shall be entitled to receive, in lieu thereof, an amount in cash equal to the value thereof based on the Conversion Price.

(d) Registration Rights Agreement. Any Recipient that is not a party to the Registration Rights Agreement shall, as a condition to the issuance of any Conversion Shares to such Recipient, execute a joinder to be bound by the terms and conditions of the Registration Rights Agreement.

(e) Escrow. Notwithstanding anything contained herein to the contrary, if either Maker or Payee shall exercise the conversion privilege set forth in Section 2(a), the total number of Conversion Shares issuable to the Recipients shall be reduced by a number of shares of Maker Common Stock (the “Escrow Shares”) equal to the quotient of (i) the difference of (A) One Million Four Hundred Twelve Thousand Three Hundred Thirty-Four Dollars ($1,412,334) minus (B) the aggregate amount set-off under this Note pursuant to Section 10 solely to cover any indemnification claims of the Indemnified Parties under the Merger Agreement, divided by (ii) the Conversion Price. The Escrow Shares shall be deposited with an escrow agent mutually acceptable to Maker and Payee to be held by such escrow agent as security for indemnification claims of the Indemnified Parties under the Merger Agreement until the nine month anniversary of the Closing Date (unless distributed earlier to pay such indemnification claims) pursuant to a mutually acceptable escrow agreement. The escrow agreement shall contain a provision substantially in the form attached hereto as Appendix A.

3. Shareholder Approval. Notwithstanding anything contained herein to the contrary, Section 2 of this Note shall not become effective unless and until the shareholders of Maker approve such Section at an annual or special meeting of Maker’s shareholders by at least the minimum vote required under applicable Law and the rules and regulations of the Nasdaq Stock Market; provided, however, that none of the shares of Maker Common Stock issued pursuant to the Merger Agreement shall be entitled to vote with respect to such matter. In the event Section 2 is approved by Maker’s shareholders in accordance with applicable Law and the rules and regulations of the Nasdaq Stock Market, Maker and Payee shall be entitled to exercise their rights under such Section from and after the date of such approval (the “Shareholder Approval Date”).

4. Conversion Shares. Maker hereby represents and warrants to Payee that, when issued, the Conversion Shares will be duly authorized, validly issued, fully paid and non-assessable.

5. Voting Rights. Neither Payee nor any Recipient shall have any voting rights with respect to the Conversion Shares unless and until such time as this Note has been converted into shares of Maker Common Stock in accordance with the provisions hereof.

6. Event of Default. An “Event of Default” under this Note means the occurrence of any of the following:

(a) the failure of Maker to make any payment under this Note as and when due;

(b) if Maker shall (i) apply for or consent to the appointment of a receiver, custodian, trustee or liquidator for itself or for all or a substantial part of its assets, (ii) be generally unable to pay its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (v) file a petition seeking to take advantage of any other Law providing for the relief of debtors, (vi) fail to controvert in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in any involuntary case under such Bankruptcy Code, or (vii) take any corporate action for the purpose of effecting any of the foregoing;

(c) if a proceeding or case shall be commenced against Maker in any court of competent jurisdiction for the (i) winding up, or composition or readjustment of debts of Maker, (ii) appointment of a trustee, receiver, custodian or liquidator for Maker or for all or any substantial part of any of its assets, or (iii) grant of relief similar to that specified in the foregoing clauses (i) and (ii) in respect of Maker under any applicable Law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of 90 days, or any order for relief against Maker shall be entered in an involuntary case under such Bankruptcy Code; or

(d) the breach or failure to perform by Maker of any other agreement, covenant, representation or warranty contained in this Note.

7. Rights of Payee Upon Event of Default. If an Event of Default exists under the provisions of this Note, Payee may accelerate the entire unpaid principal amount under this Note by written notice to Maker, and the entire unpaid principal amount under this Note together with any accrued but unpaid interest or other charges shall become immediately due and payable 10 days after receipt by Maker of said notice if Maker has not cured such Event of Default within such 10-day period; provided that, upon the occurrence of any Event of Default under paragraphs (b) and (c) of Section 6, all such amounts (including all outstanding principal amounts, accrued but unpaid interest, and other amounts due under this Note) shall become immediately due and payable without demand, presentation, notice or protest or further action of any kind.

8. Working Capital Adjustment. In the event there is a Working Capital Adjustment as determined in accordance with the Merger Agreement, the unpaid principal amount under this Note shall be reduced and set-off on a dollar-for-dollar basis in an amount equal to the Working Capital Adjustment. Any amounts which are reduced and set-off under this Note pursuant to this Section 8 shall be deemed cancelled and shall no longer be due or payable by Maker hereunder.

9. Withholding of Certain Payments. Notwithstanding anything contained herein to the contrary, in the event any Indemnified Party has made any claim or claims for indemnification pursuant to the Merger Agreement, which claim or claims have not been resolved or satisfied prior to the date any payment of principal or interest is due from Maker to Payee hereunder, Maker shall withhold such payments on a dollar-for-dollar basis in an amount equal to the aggregate dollar value of such claim or claims (or the Indemnified Party’s estimate thereof) until such time as such claim or claims have been finally resolved.

10. Set-Off Right. In the event that (a) any Indemnifying Party is required to make any payment under Article 6 of the Merger Agreement, or (b) Maker shall pay any Additional B2e Transaction Expenses pursuant to Section 5.08 of the Merger Agreement, Maker shall have the right to set-off such amounts against the amounts payable by Maker to Payee hereunder on a dollar-for-dollar basis. Any amounts payable by Maker to Payee under this Note which are set-off pursuant to this Section 10 shall be deemed cancelled and shall no longer be due or payable by Maker hereunder.

11. Waiver by Maker. Maker hereby waives protest, demand, notice of nonpayment and all other notices in connection with the delivery, acceptance, performance or enforcement of this Note.

12. Waiver of Jury Trial. Each of Maker and Payee (by acceptance of this Note) hereby irrevocably and unconditionally waives any and all rights that such party may have to a jury trial in connection with any litigation or other proceeding arising with respect to any rights and obligations of the parties hereto.

13. Non-Waiver by Payee. Payee shall not be deemed to have waived any right or remedy available to Payee under this Note, or at law or in equity unless such waiver is in writing and signed by Payee. The forbearance, failure, delay or omission in exercising any right or remedy under this Note and the single or partial exercise of such right or remedy by Payee shall not constitute a waiver of such or any other right or remedy available to Payee under this Note or otherwise available at law or in equity. The waiver by Payee of any breach, violation or default by Maker of any provision of this Note shall not constitute: (a) a waiver of any subsequent breach, violation or default by Maker of such provision, (b) a waiver of any breach, violation or default by Maker of any other provision of this Note, or (c) a waiver of any other right or remedy available to Payee under this Note, or at law or in equity.

14. Remedies. The rights, powers and remedies provided herein in favor of Payee shall not be deemed exclusive, but shall be cumulative, and shall be in addition to all other rights and remedies in favor of Payee existing at law or in equity, including all of the rights, powers and remedies available to a creditor under the Uniform Commercial Code and may be exercised concurrently, independently or successively by Payee in Payee’s discretion.

15. Costs. Maker shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses, incurred by Payee with respect to any default by Maker hereunder or incurred by Payee in endeavoring to collect any amounts properly payable hereunder. Such amounts, until paid by Maker, shall be added to the principal amount hereof and shall bear interest, from the date of demand for payment therefor through the date of payment thereof, at the default rate of interest of ten percent (10%) per annum.

16. Miscellaneous.

(a) Contents of Note. This Note, the Merger Agreement and the other Transaction Documents sets forth the entire understanding of the parties with respect to the transactions contemplated hereby, and supersede all prior agreements or understandings among the parties regarding those matters.

(b) Governing Law. This Note shall be governed by and construed, interpreted and enforced in accordance with the Laws of the Commonwealth of Pennsylvania, without giving effect to any of the conflicts of laws provisions thereof that would require the application of the substantive Laws of any other jurisdiction.

(c) Amendment, Parties in Interest, Etc. This Note may be amended, modified or supplemented only by a written instrument duly executed by each of Maker, Payee or their permitted assigns. If any provision of this Note shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Note shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties. Nothing in this Note shall confer any rights upon any person other than the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Any term or provision of this Note may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

(d) Further Assurances. At and after the Closing, the parties hereto shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the transactions contemplated hereby.

(e) Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed received on the day delivered personally or sent by facsimile (with confirmation of receipt), on the third Business Day after posted by registered or certified mail, postage prepaid, or on the next Business Day after sent by recognized overnight courier service, as follows:

If to Maker:

Verticalnet, Inc.

400 Chester Field Parkway

Malvern, PA 19355

Attn: Legal

(Facsimile: 610.240.9470)

with a required copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

Attention: James W. McKenzie, Jr., Esq.

(Facsimile: 877.432.9652)

If to Payee:

FBR Investment Management, Inc.

1001 19th Street North

Arlington, VA 22209

Attention: Neal Wilson

(Facsimile: 703.312.9655)

with a required copy to:

Andrews Kurth LLP

1701 Pennsylvania Avenue, N.W.

Suite 300

Washington, D.C. 20006

Attention: Andrew M. Tucker, Esq.

(Facsimile: 202.662.2739)

or to such other address as the Person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein.

(f) Interpretation. Unless the context of this Note clearly requires otherwise, (i) references to the plural include the singular, the singular the plural, the part the whole, (ii) references to any gender include all genders, (iii) “including” has the inclusive meaning frequently identified with the phrase “but not limited to” and (iv) references to “hereunder,” “hereof” and “herein” relate to this Note. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP. Any reference to a party’s being satisfied with any particular item or to a party’s determination of a particular item presumes that such standard will not be achieved unless such party shall be satisfied or shall have made such determination in its sole or complete discretion.

{Signature Page to Follow}

IN WITNESS WHEREOF, Maker has executed this Note as of the date above set forth.

VERTICALNET, INC.

By:
Name: Gene S. Godick
Title: Executive Vice President and CFO

Appendix A